Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Murphy Oil Corporation and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-XXX) relating to the Thrift Plan for Employees of Murphy Oil Corporation, as amended, of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010 and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the Annual Report on Form 10-K of Murphy Oil Corporation and subsidiaries for the year ended December 31, 2010.

/s/ KPMG LLP

Dallas, Texas
October 6, 2011